EXHIBIT 16

August 12, 1997

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments under the caption "Independent Public Accountants" in this registration statement on Form S-1 of OutSource International, Inc.

Yours truly,

/s/ McGLADREY & PULLEN, LLP

cc: Paul M. Burrell, President and Chief Executive
    Officer, OutSource International, Inc.